FOR IMMEDIATE RELEASE

CONTACT:	Investors: Antonella Franzen (609) 720-4665 Ryan Edelman (609) 720-4545 Media: Fraser Engerman (414) 524-2733	Exhibit 99.1

Johnson Controls reports solid fourth quarter and full year earnings and provides fiscal 2018 guidance
________________________________________________________________________________

▪	GAAP earnings from continuing operations for the quarter of $0.93 per share including special items; $1.75 for the full year

▪	Adjusted EPS from continuing operations for the quarter of $0.87, up 14 percent versus prior year; $2.60 for the full year, up 13 percent versus prior year

▪	Adjusted sales for the quarter of $8.1 billion, reflecting organic growth of 2 percent; $30.1 billion for the full year, also reflecting organic growth of 2 percent

▪	Adjusted EBIT margin expansion for the quarter of 80 basis points year-over-year, to 13.9 percent; 90 basis points expansion for the full year, to 11.9 percent

▪	Fiscal 2018 adjusted EPS from continuing operations guidance range of $2.75 to $2.85, a year-over-year increase of 6 percent to 10 percent
________________________________________________________________________________
CORK, Ireland, Nov. 9, 2017 -- Johnson Controls International plc (NYSE: JCI) today reported fiscal fourth quarter 2017 GAAP earnings per share (“EPS”) from continuing operations, including special items, of $0.93 (see attached footnotes for non-GAAP reconciliation). Excluding these items, adjusted EPS from continuing operations was $0.87, up 14 percent versus the prior year period.
Sales of $8.1 billion increased 4 percent compared to the prior year on a combined basis. Excluding the impacts from net acquisition and divestiture activity, as well as foreign exchange and changes in lead prices, total company sales grew 2 percent organically.
GAAP earnings before interest and taxes (“EBIT”) was $1.2 billion and the EBIT margin was 14.5 percent. Adjusted EBIT was $1.1 billion, up 10 percent over last year with adjusted EBIT margin expansion of 80 basis points, to 13.9 percent.

“During the first year as a combined company, we have made significant progress bringing two market leading companies together as one,” said George Oliver, Johnson Controls chairman & CEO. “We have integrated across geographies and businesses and are off to a strong start in streamlining our cost structure, which drove our 13 percent adjusted earnings per share growth for the year. I am proud of how our teams have come together and the tremendous amount of work that has been completed to date. As we look to 2018, there is plenty of work to be done with our priorities centered on organic revenue growth, expanding margins, delivering cost synergies, and improving free cash flow conversion. I am humbled and honored to now be leading Johnson Controls and creating value for our customers, shareholders and employees,” Oliver added.

Income and EPS amounts attributable to Johnson Controls ordinary shareholders ($ millions, except per-share amounts)
The financial highlights presented in the tables below are in accordance with GAAP, unless otherwise indicated. All comparisons are to the fourth quarter and full year of 2016, which are adjusted to reflect the combination of Johnson Controls’ historical Building Efficiency business with historical Tyco results of operations as if these businesses had operated together during the periods presented, along with certain other adjustments. For additional information, see the unaudited supplemental financial information included in the Current Report on Form 8-K filed by Johnson Controls with the SEC on Nov. 8, 2016 as well as the attached footnotes. The spin-off of Adient plc occurred on Oct. 31, 2016 and the results of this business are reported in discontinued operations for all historical periods presented.

	GAAP	Adjusted	Adjusted		GAAP	Adjusted	Adjusted
	Q4 2017	Q4 2017	Q4 2016	Change	FY 2017	FY 2017	FY 2016	Change
			(Combined)				(Combined)

Sales	$8,136	$8,136	$7,848	+4%	$30,172	$30,138	$29,569	+2%

Segment EBITA	1,262	1,335	1,276	+5%	4,258	4,446	4,238	+5%

EBIT	1,182	1,131	1,025	+10%	3,054	3,599	3,267	+10%

Net income from continuing operations	875	813	719	+13%	1,654	2,459	2,173	+13%

Diluted EPS from continuing operations	$0.93	$0.87	$0.76	+14%	$1.75	$2.60	$2.31	+13%

Adjusted sales, adjusted organic sales growth, adjusted segment EBITA, adjusted segment EBITA margin, adjusted corporate expense, adjusted EBIT, adjusted EPS from continuing operations, free cash flow and adjusted free cash flow are non-GAAP financial measures. For a reconciliation of these non-GAAP measures and detail of the special items, refer to the attached footnotes. A slide presentation reviewing fourth quarter results can be found in the Investor Relations section of Johnson Controls’ website at http://investors.johnsoncontrols.com.

BUSINESS RESULTS
Building Technologies & Solutions ("Buildings")

	GAAP	Adjusted	Adjusted		GAAP	Adjusted	Adjusted
	Q4 2017	Q4 2017	Q4 2016	Change	FY 2017	FY 2017	FY 2016	Change
			(Combined)				(Combined)

Sales	$6,004	$6,004	$6,037	(-1%)	$22,835	$22,801	$22,916	(-1%)

Segment EBITA	$831	$904	$863	+5%	$2,831	$3,018	$2,902	+4%

Segment EBITA margin %	13.8%	15.1%	14.3%	+80bps	12.4%	13.2%	12.7%	+50bps

Buildings sales in the fourth quarter of 2017 were $6.0 billion, down 1 percent versus the prior year quarter. Organic sales increased 1 percent versus the prior year, as a 1 percent decline in our field businesses was more than offset by 3 percent growth in product sales.
Orders in the quarter, excluding M&A and adjusted for foreign exchange, increased 2 percent year-over-year, with flat orders in the field businesses and 5 percent growth in products. Backlog at the end of the quarter of $8.5 billion was 4 percent higher year-over-year, excluding M&A and adjusted for foreign exchange.
Buildings adjusted segment EBITA was $904 million, up 5 percent versus the prior year. Adjusted segment EBITA margin of 15.1 percent improved 80 basis points over the prior year as the benefit of cost synergies and productivity savings more than offset price cost pressure and planned product and channel investments.
Adjusted sales for the full year were $22.8 billion, down 1 percent versus the prior year, with organic sales growth of 1 percent. Adjusted segment EBITA was $3.0 billion and the EBITA margin improved 50 basis points to 13.2 percent.

Power Solutions

	GAAP	Adjusted	Adjusted		GAAP	Adjusted	Adjusted
	Q4 2017	Q4 2017	Q4 2016	Change	FY 2017	FY 2017	FY 2016	Change
			(Combined)				(Combined)

Sales	$2,132	$2,132	$1,811	+18%	$7,337	$7,337	$6,653	+10%

Segment EBITA	$431	$431	$413	+4%	$1,427	$1,428	$1,336	+7%

Segment EBITA margin %	20.2%	20.2%	22.8%	(260bps)	19.4%	19.5%	20.1%	(60bps)
Power Solutions sales in the fourth quarter of 2017 were $2.1 billion, an increase of 18 percent versus the prior year. Excluding the impact of higher lead pass-through and foreign exchange, organic sales grew 9 percent versus the prior year, driven by higher unit volumes and favorable mix across all regions. Global original equipment battery shipments declined 5 percent, in-line with lower production in the US and EMEA, and aftermarket shipments increased 8 percent with growth across all regions. Start-Stop battery shipments increased 30 percent year-over-year, led by growth in China and the Americas.
Power Solutions adjusted segment EBITA was $431 million, up 4 percent from the prior year. Excluding the impact of foreign exchange and lead, adjusted segment EBITA increased 5 percent. Adjusted segment EBITA margin of 20.2 percent decreased 260 basis points compared with the prior year, including a 170 basis point headwind related to the impact of lead and a 10 basis point headwind related to the impact of foreign exchange. Excluding these impacts, adjusted segment EBITA margin decreased 80 basis points year-over-year as the benefit from productivity initiatives was more than offset by incremental product investments and increased logistics and distribution costs, including hurricane disruptions.
Sales for the full year were $7.3 billion, up 10 percent versus the prior year, with organic sales growth of 4 percent. Adjusted segment EBITA was $1.4 billion and the EBITA margin decreased 60 basis points to 19.5 percent, including a 150 basis point headwind related to the impact of lead and a 10 basis point headwind related to the impact of foreign exchange. Excluding these impacts, adjusted segment EBITA margin increased 100 basis points year-over-year.

Corporate

	GAAP	Adjusted	Adjusted		GAAP	Adjusted	Adjusted
	Q4 2017	Q4 2017	Q4 2016	Change	FY 2017	FY 2017	FY 2016	Change
			(Combined)				(Combined)

Corporate expense	$(163)	$(107)	$(143)	+25%	$(768)	$(465)	$(541)	+14%
Adjusted corporate expense was $107 million in the fourth quarter, an improvement of 25 percent compared to the prior year driven primarily by cost synergies and productivity initiatives.
For the full year, adjusted corporate expense was $465 million, an improvement of 14 percent compared to the prior year.

OTHER ITEMS

•
For the quarter, cash from operating activities was $1.3 billion and free cash flow was $1.0 billion. Adjusted free cash flow was $1.1 billion for the quarter which excluded cash outflows of $0.1 billion, primarily attributable to transaction and integration costs. For the full year, cash from operating activities was nil and free cash flow was an outflow of $1.3 billion. Adjusted free cash flow was $1.3 billion for the year which excluded cash outflows of $2.6 billion, primarily due to transaction related tax, integration, and restructuring payments.

•	During the quarter, the Company repurchased 5.5 million shares for $225 million. For the full year, the Company repurchased a total of 15.7 million shares for $651 million.

•
The sale of the Scott Safety business to 3M closed on Oct. 4, 2017. The net cash proceeds from the transaction of approximately $1.9 billion were used to repay a portion of the Tyco International Holding Sarl’s (“TSarl”) $4.0 billion of merger-related debt.

FISCAL 2018 GUIDANCE

The company also announced fiscal 2018 guidance as follows:

•	Organic revenue growth in the low-single digits.

•	Incremental synergy and productivity savings of $250 million.

•	Adjusted EBIT margin expansion of 30 to 50 basis points, including a 30 basis point headwind related to the divestiture of Scott Safety.

•	Fiscal 2018 adjusted EPS before special items guidance range of $2.75 to $2.85, which represents 6 percent to 10 percent earnings growth year-over-year.

•	Adjusted free cash flow conversion of 80 percent plus.

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About Johnson Controls
Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 120,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.
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Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the spin-off of Adient, changes in tax laws, regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls’ business, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2016 year filed with the SEC on November 23, 2016, and in the quarterly reports on Form 10-Q filed with the SEC after such date, and available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.
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Non GAAP Financial Information
The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include mark-to-market for pension and postretirement plans, transaction/integration/separation costs, restructuring and impairment costs, nonrecurring purchase accounting impacts related to the Tyco merger, an unfavorable arbitration award and discrete tax items. Financial information regarding adjusted sales, adjusted organic sales, adjusted segment EBITA, adjusted segment EBITA margin, adjusted corporate expense, adjusted EBIT, free cash flow, adjusted free cash flow and adjusted free cash flow conversion are also presented, which are non-GAAP performance measures. Adjusted segment EBITA excludes special items such as transaction/integration/separation costs and nonrecurring purchase accounting impacts because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure.
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November 9, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2017	2016

Net sales	$8,136	$6,254
Cost of sales	5,623	4,566
Gross profit	2,513	1,688

Selling, general and administrative expenses	(1,253)	(1,549)
Restructuring and impairment costs	(141)	(201)
Net financing charges	(120)	(87)
Equity income	63	47

Income (loss) from continuing operations before income taxes	1,062	(102)

Income tax provision (benefit)	135	(5)

Income (loss) from continuing operations	927	(97)

Loss from discontinued operations, net of tax	—	(1,035)

Net income (loss)	927	(1,132)

Less: Income from continuing operations attributable to noncontrolling interests	52	16
Less: Income from discontinued operations attributable to noncontrolling interests	—	23

Net income (loss) attributable to JCI	$875	$(1,171)

Income (loss) from continuing operations	$875	$(113)
Loss from discontinued operations	—	(1,058)

Net income (loss) attributable to JCI	$875	$(1,171)

Diluted earnings (loss) per share from continuing operations	$0.93	$(0.16)
Diluted loss per share from discontinued operations	—	(1.45)
Diluted earnings (loss) per share	$0.93	$(1.61)

Diluted weighted average shares	938.0	728.3
Shares outstanding at period end	928.0	935.8

November 9, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2017	2016

Net sales	$30,172	$20,837
Cost of sales	20,833	15,183
Gross profit	9,339	5,654

Selling, general and administrative expenses	(6,158)	(4,190)
Restructuring and impairment costs	(367)	(288)
Net financing charges	(496)	(289)
Equity income	240	174

Income from continuing operations before income taxes	2,558	1,061

Income tax provision	705	197

Income from continuing operations	1,853	864

Loss from discontinued operations, net of tax	(34)	(1,516)

Net income (loss)	1,819	(652)

Less: Income from continuing operations attributable to noncontrolling interests	199	132
Less: Income from discontinued operations attributable to noncontrolling interests	9	84

Net income (loss) attributable to JCI	$1,611	$(868)

Income from continuing operations	$1,654	$732
Loss from discontinued operations	(43)	(1,600)
Net income (loss) attributable to JCI	$1,611	$(868)

Diluted earnings per share from continuing operations	$1.75	$1.09
Diluted loss per share from discontinued operations	(0.05)	(2.38)
Diluted earnings (loss) per share *	$1.71	$(1.29)

Diluted weighted average shares	944.6	672.6
Shares outstanding at period end	928.0	935.8

* May not sum due to rounding.

November 9, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	September 30, 2017	September 30, 2016
ASSETS
Cash and cash equivalents	$321	$579
Accounts receivable - net	6,666	6,394
Inventories	3,209	2,888
Assets held for sale	189	5,812
Other current assets	1,907	1,436
Current assets	12,292	17,109

Property, plant and equipment - net	6,121	5,632
Goodwill	19,688	21,024
Other intangible assets - net	6,741	7,540
Investments in partially-owned affiliates	1,191	990
Noncurrent assets held for sale	1,920	7,374
Other noncurrent assets	3,931	3,510
Total assets	$51,884	$63,179

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,608	$1,706
Accounts payable and accrued expenses	5,342	5,333
Liabilities held for sale	72	4,276
Other current liabilities	4,832	5,016
Current liabilities	11,854	16,331

Long-term debt	11,964	11,053
Other noncurrent liabilities	6,315	6,583
Noncurrent liabilities held for sale	173	3,888
Redeemable noncontrolling interests	211	234
Shareholders' equity attributable to JCI	20,447	24,118
Noncontrolling interests	920	972
Total liabilities and equity	$51,884	$63,179

November 9, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended September 30,
	2017	2016
Operating Activities
Net income (loss) attributable to JCI	$875	$(1,171)
Income from continuing operations attributable to noncontrolling interests	52	16
Income from discontinued operations attributable to noncontrolling interests	—	23

Net income (loss)	927	(1,132)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	269	273
Pension and postretirement benefit expense (income)	(384)	507
Pension and postretirement contributions	(72)	(43)
Equity in earnings of partially-owned affiliates, net of dividends received	(15)	(48)
Deferred income taxes	69	(1,577)
Non-cash restructuring and impairment costs	8	141
Gain on business divestitures	(9)	(12)
Other - net	27	75
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(201)	(231)
Inventories	187	234
Other assets	(222)	195
Restructuring reserves	67	73
Accounts payable and accrued liabilities	825	441
Accrued income taxes	(143)	2,303
Cash provided by operating activities	1,333	1,199

Investing Activities
Capital expenditures	(347)	(427)
Sale of property, plant and equipment	10	4
Acquisition of businesses, net of cash acquired	—	486
Business divestitures, net of cash divested	40	(22)
Other - net	(8)	(57)
Cash used by investing activities	(305)	(16)

Financing Activities
Decrease in short and long-term debt - net	(755)	(503)
Debt financing costs	—	(45)
Stock repurchases	(225)	(26)
Payment of cash dividends	(233)	(371)
Proceeds from the exercise of stock options	27	36
Dividends paid to noncontrolling interests	(10)	(66)
Other - net	(2)	2
Cash used by financing activities	(1,198)	(973)
Effect of exchange rate changes on cash and cash equivalents	42	7
Cash held for sale	(9)	15
Increase (decrease) in cash and cash equivalents	$(137)	$232

November 9, 2017 JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Twelve Months Ended September 30,
	2017	2016
Operating Activities
Net income (loss) attributable to JCI	$1,611	$(868)
Income from continuing operations attributable to noncontrolling interests	199	132
Income from discontinued operations attributable to noncontrolling interests	9	84

Net income (loss)	1,819	(652)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,188	953
Pension and postretirement benefit expense (income)	(568)	460
Pension and postretirement contributions	(347)	(137)
Equity in earnings of partially-owned affiliates, net of dividends received	(181)	(250)
Deferred income taxes	1,125	(1,241)
Non-cash restructuring and impairment costs	78	221
Gain on business divestitures	(9)	(26)
Other - net	144	143
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(520)	(344)
Inventories	(398)	1
Other assets	(480)	148
Restructuring reserves	89	141
Accounts payable and accrued liabilities	217	398
Accrued income taxes	(2,145)	2,080
Cash provided by operating activities	12	1,895

Investing Activities
Capital expenditures	(1,343)	(1,249)
Sale of property, plant and equipment	33	32
Acquisition of businesses, net of cash acquired	(6)	353
Business divestitures, net of cash divested	220	32
Other - net	(41)	(55)
Cash used by investing activities	(1,137)	(887)

Financing Activities
Increase in short and long-term debt - net	713	758
Debt financing costs	(18)	(45)
Stock repurchases	(651)	(501)
Payment of cash dividends	(702)	(915)
Proceeds from the exercise of stock options	157	70
Dividends paid to noncontrolling interests	(88)	(306)
Dividend from Adient spin-off	2,050	—
Cash transferred to Adient related to spin-off	(665)	—
Cash paid related to prior acquisitions	(75)	—
Other - net	(4)	6
Cash provided (used) by financing activities	717	(933)
Effect of exchange rate changes on cash and cash equivalents	54	12
Cash held for sale	96	(61)
Increase (decrease) in cash and cash equivalents	$(258)	$26

November 9, 2017

FOOTNOTES
1. Financial Summary

In the first quarter of fiscal 2017, the Company began evaluating the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans. Historical information has been revised to present the comparable periods on a consistent basis. Also in the first quarter of fiscal 2017, the Company began reporting the Automotive Experience business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment EBITA amounts shown below are for continuing operations and exclude the Automotive Experience business. In addition, the financial results for the three and twelve months ended September 30, 2016 include only the September results for the Tyco business as the merger closed September 2, 2016.

	Three Months Ended September 30,
(in millions; unaudited)	2017		2016
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales (1)
Building Technologies & Solutions	$6,004	$6,004	$4,443	$4,463
Power Solutions	2,132	2,132	1,811	1,811
Net sales	$8,136	$8,136	$6,254	$6,274

Segment EBITA (1)
Building Technologies & Solutions	$831	$904	$512	$597
Power Solutions	431	431	405	413
Segment EBITA	1,262	1,335	917	1,010

Corporate expenses (2)	(163)	(107)	(284)	(130)
Amortization of intangible assets (3)	(106)	(97)	(54)	(49)
Mark-to-market gain (loss) for pension and postretirement plans (4)	330	—	(393)	—
Restructuring and impairment costs (5)	(141)	—	(201)	—
EBIT (6)	1,182	1,131	(15)	831

Net financing charges (7)	(120)	(120)	(87)	(86)
Income (loss) from continuing operations before income taxes	1,062	1,011	(102)	745
Income tax benefit (provision) (8)	(135)	(152)	5	(125)
Income (loss) from continuing operations	927	859	(97)	620
Income from continuing operations attributable to noncontrolling interests (9)	(52)	(46)	(16)	(38)
Net income (loss) from continuing operations attributable to JCI	$875	$813	$(113)	$582

	Twelve Months Ended September 30,
(in millions; unaudited)	2017		2016
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales (1)
Building Technologies & Solutions	$22,835	$22,801	$14,184	$14,204
Power Solutions	7,337	7,337	6,653	6,653
Net sales	$30,172	$30,138	$20,837	$20,857

Segment EBITA (1)
Building Technologies & Solutions	$2,831	$3,018	$1,427	$1,537
Power Solutions	1,427	1,428	1,327	1,336
Segment EBITA	4,258	4,446	2,754	2,873

Corporate expenses (2)	(768)	(465)	(607)	(367)
Amortization of intangible assets (3)	(489)	(382)	(116)	(111)
Mark-to-market gain (loss) for pension and postretirement plans (4)	420	—	(393)	—
Restructuring and impairment costs (5)	(367)	—	(288)	—
EBIT (6)	3,054	3,599	1,350	2,395

Net financing charges (7)	(496)	(479)	(289)	(288)
Income from continuing operations before income taxes	2,558	3,120	1,061	2,107
Income tax provision (8)	(705)	(468)	(197)	(360)
Income from continuing operations	1,853	2,652	864	1,747
Income from continuing operations attributable to noncontrolling interests (9)	(199)	(193)	(132)	(169)
Net income from continuing operations attributable to JCI	$1,654	$2,459	$732	$1,578

Building Technologies & Solutions - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market, and provides heating, ventilating, and air conditioning products and services, security products and services, fire detection and suppression products and services, and life safety products for the residential and non-residential building markets.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

November 9, 2017

(1) The Company's press release contains financial information regarding adjusted net sales, adjusted segment EBITA and adjusted segment EBITA margins, which are non-GAAP performance measures. The Company's definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

The following is the three months ended September 30, 2017 and 2016 reconciliation of net sales, segment EBITA and segment EBITA margin as reported to adjusted net sales, adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Technologies & Solutions		Power Solutions		Consolidated JCI plc

	2017	2016	2017	2016	2017	2016
Net sales as reported	$6,004	$4,443	$2,132	$1,811	$8,136	$6,254

Adjusting items:
Nonrecurring purchase accounting impacts	—	20	—	—	—	20

Adjusted net sales	$6,004	$4,463	$2,132	$1,811	$8,136	$6,274

Segment EBITA as reported	$831	$512	$431	$405	$1,262	$917
Segment EBITA margin as reported	13.8%	11.5%	20.2%	22.4%	15.5%	14.7%

Adjusting items:
Transaction costs	—	6	—	—	—	6
Integration costs	34	5	—	—	34	5
Nonrecurring purchase accounting impacts	(11)	69	—	—	(11)	69
Unfavorable arbitration award	50	—	—	—	50	—
Other	—	5	—	8	—	13

Adjusted segment EBITA	$904	$597	$431	$413	$1,335	$1,010
Adjusted segment EBITA margin	15.1%	13.4%	20.2%	22.8%	16.4%	16.1%

The following is the twelve months ended September 30, 2017 and 2016 reconciliation of net sales, segment EBITA and segment EBITA margin as reported to adjusted net sales, adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Technologies & Solutions		Power Solutions		Consolidated JCI plc

	2017	2016	2017	2016	2017	2016
Net sales as reported	$22,835	$14,184	$7,337	$6,653	$30,172	$20,837

Adjusting items:
Nonrecurring purchase accounting impacts	(34)	20	—	—	(34)	20

Adjusted net sales	$22,801	$14,204	$7,337	$6,653	$30,138	$20,857

Segment EBITA as reported	$2,831	$1,427	$1,427	$1,327	$4,258	$2,754
Segment EBITA margin as reported	12.4%	10.1%	19.4%	19.9%	14.1%	13.2%

Adjusting items:
Transaction costs	33	16	1	1	34	17
Integration costs	78	20	—	—	78	20
Nonrecurring purchase accounting impacts	26	69	—	—	26	69
Unfavorable arbitration award	50	—	—	—	50	—
Other	—	5	—	8	—	13

Adjusted segment EBITA	$3,018	$1,537	$1,428	$1,336	$4,446	$2,873
Adjusted segment EBITA margin	13.2%	10.8%	19.5%	20.1%	14.8%	13.8%

(2) Adjusted Corporate expenses for the three months ended September 30, 2017 excludes $56 million of integration costs. Adjusted Corporate expenses for the twelve months ended September 30, 2017 excludes $241 million of integration costs, $58 million of transaction costs and $4 million of separation costs. Adjusted Corporate expenses for the three months ended September 30, 2016 excludes $144 million of transaction costs, $5 million of separation costs and $5 million of other costs. Adjusted Corporate expenses for the twelve months ended September 30, 2016 excludes $184 million of transaction costs, $51 million of separation costs and $5 million of other costs.

(3) Adjusted amortization of intangible assets for the three and twelve months ended September 30, 2017 excludes $9 million and $107 million, respectively, of nonrecurring asset amortization related to Tyco purchase accounting. Adjusted amortization of intangible assets for the three and twelve months ended September 30, 2016 excludes $5 million of nonrecurring asset amortization related to Tyco purchase accounting.

November 9, 2017

(4) The three months ended September 30, 2017 pension and postretirement mark-to-market gain of $330 million and the twelve months ended September 30, 2017 pension and postretirement mark-to-market gain of $420 million are excluded from the adjusted non-GAAP results. The three and twelve months ended September 30, 2016 pension and postretirement mark-to-market loss of $393 million is excluded from the adjusted non-GAAP results.

(5) The three and twelve months ended September 30, 2017 restructuring and impairment costs of $141 million and $367 million, respectively, are excluded from the adjusted non-GAAP results. The three and twelve months ended September 30, 2016 restructuring and impairment costs of $201 million and $288 million, respectively, are excluded from the adjusted non-GAAP results.

(6) Management defines earnings before interest and taxes (EBIT) as income from continuing operations before net financing charges, income taxes and noncontrolling interests.

(7) Adjusted net financing charges for the twelve months ended September 30, 2017 exclude $17 million of transaction costs related to the debt exchange offers. Adjusted net financing charges for the three and twelve months ended September 30, 2016 exclude $1 million of integration costs.

(8) Adjusted income tax provision for the three months ended September 30, 2017 excludes the tax benefits for tax audit settlements of $191 million, integration costs of $16 million and restructuring and impairment costs of $14 million, partially offset by the tax provisions for the pension and postretirement mark-to-market gain of $90 million, change in the deferred tax liability related to the outside basis of certain nonconsolidated subsidiaries of $53 million, change in assertion over permanently reinvested earnings of $33 million, net valuation allowance adjustments in various legal entities of $27 million, and Tyco nonrecurring purchase accounting impacts of $1 million. Adjusted income tax provision for the twelve months ended September 30, 2017 excludes the non-cash tax charge of $457 million related to establishment of a deferred tax liability on the outside basis difference of the Company’s investment in certain subsidiaries of the Scott Safety business, pension and postretirement mark-to-market gain of $126 million, change in the deferred tax liability related to the outside basis of certain nonconsolidated subsidiaries of $53 million, change in assertion over permanently reinvested earnings of $33 million and net valuation allowance adjustments in various legal entities of $27 million, partially offset by the tax benefits of tax audit settlements of $191 million, changes in entity tax status of $101 million, restructuring and impairment costs of $63 million, integration costs of $57 million, Tyco nonrecurring purchase accounting impacts of $35 million and transaction costs of $12 million. Adjusted income tax benefit for the three months ended September 30, 2016 excludes tax benefits of loss on mark-to-market pension and postretirement of $119 million, restructuring and impairment costs of $52 million, Tyco nonrecurring purchase accounting impacts of $20 million, transaction costs of $12 million and other costs of $4 million, partially offset by the tax provision of $77 million due to the merger with Tyco. Adjusted income tax provision for the twelve months ended September 30, 2016 excludes the tax benefits of loss on mark-to-market pension and postretirement of $119 million, restructuring and impairment costs of $76 million, Tyco nonrecurring purchase accounting impacts of $20 million, transaction costs of $18 million, other costs of $4 million, integration costs of $2 million and separation costs of $1 million, partially offset by the tax provision of $77 million due to the merger with Tyco.

(9) Adjusted income from continuing operations attributable to noncontrolling interests for the three and twelve months ended September 30, 2017 excludes the noncontrolling interest impact of $4 million for mark-to-market pension gain and $2 million for valuation allowance adjustments. Adjusted income from continuing operations attributable to noncontrolling interests for the three months ended September 30, 2016 excludes the noncontrolling interest impact of $11 million for mark-to-market pension loss, $10 million for restructuring and impairment costs and $1 million for integration costs. Adjusted income from continuing operations attributable to noncontrolling interests for the twelve months ended September 30, 2016, excludes the noncontrolling interest impact of $16 million for restructuring and impairment costs, $11 million for mark-to-market pension loss and $10 million for transaction/integration costs.

2. 2016 Supplemental Combined Information

As a result of the reverse merger between JCI and Tyco, which closed on September 2, 2016, the Company is providing supplemental combined financial information. As supplemental information that management believes will be useful to investors, the Company has provided unaudited selected historical information which combines JCI’s historical Building Efficiency business with historical Tyco results of operations as if these businesses had been operated together during the periods presented.

The merger is accounted for as a reverse acquisition with JCI considered to be acquiring Tyco for accounting purposes. As a result, the amounts reflected in Column A in the below table present the historical results of JCI, revised for the reporting changes described within footnote 1 above. The amounts in Column B reflect the impact of the special items, as set forth in the notes to the table and within footnote 1 above. The amounts in Column C reflect the inclusion of Tyco’s historical results for the period prior to the merger on an adjusted basis.

For the avoidance of doubt, this supplemental combined information is not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information in Exhibit 99.3 to the Company’s Current Report on Form 8-K/A filed October 3, 2016 with the U.S. Securities and Exchange Commission (the “Pro Forma 8-K/A Filing”), which provides the pro forma financial information required by Item 9.01(b) of Form 8-K. The supplemental combined information is intentionally different from, but does not supersede, the pro forma financial information in the Pro Forma 8-K/A Filing.

In addition, the supplemental combined information does not purport to indicate the results that actually would have been obtained had the JCI and Tyco businesses been operated together on the basis of the new segment structure during the periods presented, or which may be realized in the future.

November 9, 2017

Amounts Adjusted for Certain Special Items

The supplemental combined information includes line items, such as net sales, income from continuing operations before income taxes, income tax provision, noncontrolling interest, net income and diluted EPS, that have been adjusted for the special items set forth in the notes to the table. Such amounts should be viewed in addition to, and not in lieu of, net sales, income from continuing operations before income taxes, income tax provision, noncontrolling interest, net income and diluted EPS and other financial measures on an unadjusted basis. In addition, per share amounts presented in the tables take into account the effects of (i) the issuance of ordinary shares to JCI shareholders in connection with the merger, and (ii) the consolidation of Tyco ordinary shares immediately prior to the merger. As a result, share counts reflect shares outstanding as of September 2, 2016 immediately following the consummation of the merger transaction.

The Company’s management believes that these adjusted amounts, when considered together with the unadjusted amounts, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. The Company’s management also believes that these adjusted amounts enhance the ability of investors to analyze trends in the Company’s underlying business and to better understand the Company’s performance. In addition, the Company may utilize adjusted amounts as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for compensation purposes. Adjusted amounts should be considered in addition to, and not as a substitute for, or superior to, unadjusted amounts.

(in millions, except per share data; unaudited)	Three Months Ended September 30, 2016
	A	B	C	D
Net sales
Building Technologies & Solutions	$4,443	$20	$1,574	$6,037
Power Solutions	1,811	—	—	1,811
Net sales	$6,254	$20	$1,574	$7,848

Income from continuing operations
Building Technologies & Solutions	$512	$85	$266	$863
Power Solutions	405	8	—	413
Segment EBITA	917	93	266	1,276
Corporate expenses	(284)	154	(13)	(143)
Amortization of intangible assets	(54)	5	(59)	(108)
Mark-to-market loss for pension and postretirement plans	(393)	393	—	—
Restructuring and impairment costs	(201)	201	—	—
EBIT	(15)	846	194	1,025
Net financing charges	(87)	1	(28)	(114)
Income (loss) from continuing operations before income taxes	(102)	847	166	911
Income tax benefit (provision)	5	(130)	(30)	(155)
Noncontrolling interest	(16)	(22)	1	(37)
Net income (loss)	$(113)	$695	$137	$719

Diluted weighted average shares	728.3			940
Diluted earnings (loss) per share	$(0.16)			$0.76

(in millions, except per share data; unaudited)	Twelve Months Ended September 30, 2016
	A	B	C	D
Net sales
Building Technologies & Solutions	$14,184	$20	$8,712	$22,916
Power Solutions	6,653	—	—	6,653
Net sales	$20,837	$20	$8,712	$29,569

Income from continuing operations
Building Technologies & Solutions	$1,427	$110	$1,365	$2,902
Power Solutions	1,327	9	—	1,336
Segment EBITA	2,754	119	1,365	4,238
Corporate expenses	(607)	240	(174)	(541)
Amortization of intangible assets	(116)	5	(319)	(430)
Mark-to-market loss for pension and postretirement plans	(393)	393	—	—
Restructuring and impairment costs	(288)	288	—	—
EBIT	1,350	1,045	872	3,267
Net financing charges	(289)	1	(161)	(449)
Income from continuing operations before income taxes	1,061	1,046	711	2,818
Income tax provision	(197)	(163)	(119)	(479)
Noncontrolling interest	(132)	(37)	3	(166)
Net income	$732	$846	$595	$2,173

Diluted weighted average shares	672.6			940
Diluted earnings per share	$1.09			$2.31

A - Johnson Controls, as reported.

B - Adjusted to exclude special items because these costs are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in better understanding the ongoing operations and business trends of the Company. The special items are described by line item in footnote 1 above. The income tax provision and noncontrolling interest adjustments are a result of the special items discussed in footnote 1.

C - Includes Tyco adjusted non-GAAP results for the two and eleven months ended September 2, 2016, as if the merger occurred October 1, 2015. Tyco’s first three fiscal quarters of 2016 ended on the last Friday of December, March and June, while JCI’s fiscal quarters ended on the last day of each such month. Because the historical statements of income of each company represent full and equivalent quarterly periods, no adjustments were made to align the fiscal quarters. The income tax provision also includes an adjustment to arrive at an annualized 17% tax rate for fiscal 2016 as a combined company.

D - Combined financial information as if the merger with Tyco was completed on October 1, 2015. Reflects annual 17% tax rate and 940 million share count.

November 9, 2017

3. Organic Adjusted Net Sales Growth Reconciliation

The components of the changes in adjusted net sales for the three months ended September 30, 2017 versus the three months ended September 30, 2016, including organic net sales, is shown below (unaudited):

(in millions)	Combined Adjusted Net Sales for the Three Months Ended September 30, 2016	Foreign Currency		Acquisitions/ Divestitures, Net		Lead Impact		Organic Net Sales		Adjusted Net Sales for the Three Months Ended September 30, 2017
Building Technologies & Solutions	$6,037	$12	0.2%	$(75)	-1.2%	$—	—	$30	0.5%	$6,004	-0.5%
Power Solutions	1,811	37	2.0%	—	—	129	7.1%	155	8.6%	2,132	17.7%
Total net sales	$7,848	$49	0.6%	$(75)	-1.0%	$129	1.6%	$185	2.4%	$8,136	3.7%

The components of the changes in adjusted net sales for the twelve months ended September 30, 2017 versus the twelve months ended September 30, 2016, including organic net sales, is shown below (unaudited):

(in millions)	Combined Adjusted Net Sales for the Twelve Months Ended September 30, 2016	Foreign Currency		Acquisitions/ Divestitures, Net		Lead Impact		Organic Net Sales		Adjusted Net Sales for the Twelve Months Ended September 30, 2017
Building Technologies & Solutions	$22,916	$(131)	-0.6%	$(244)	-1.1%	$—	—	$260	1.1%	$22,801	-0.5%
Power Solutions	6,653	17	0.3%	—	—	427	6.4%	240	3.6%	7,337	10.3%
Total net sales	$29,569	$(114)	-0.4%	$(244)	-0.8%	$427	1.4%	$500	1.7%	$30,138	1.9%

4. Adjusted Free Cash Flow Reconciliation

The Company's press release contains financial information regarding free cash flow and adjusted free cash flow, which are non-GAAP performance measures. Free cash flow is defined as cash provided (used) by operating activities less capital expenditures. Adjusted free cash flow excludes special items, as included in the table below, because these cash flows are not considered to be directly related to its underlying business. Management believes these non-GAAP measures are useful to investors in understanding the strength of the Company and its ability to generate cash.

The following is the three and twelve months ended September 30, 2017 reconciliation of free cash flow and adjusted free cash flow (unaudited):

(in billions)	Three Months Ended September 30, 2017	Twelve Months ended September 30, 2017
Cash provided by operating activities	$1.3	$—
Capital expenditures	(0.3)	(1.3)
Reported free cash flow	$1.0	$(1.3)

Adjusting items:
Transaction tax payments	—	1.4
Adient cash outflow	—	0.3
Transaction related restructuring and change in control pension plan distributions	—	0.4
Transaction/integration/separation costs	0.1	0.5

Adjusted free cash flow	$1.1	$1.3

5. Diluted Earnings Per Share Reconciliation

The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include transaction/integration/separation costs, nonrecurring purchase accounting impacts related to the Tyco merger, mark-to-market gain or loss for pension and postretirement plans, restructuring and impairment costs, an unfavorable arbitration award and discrete tax items. The Company excludes these items because they are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of diluted earnings per share as reported to diluted adjusted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Earnings (loss) per share as reported for JCI plc	$0.93	$(1.61)	$0.93	$(0.16)

Adjusting items:
Transaction costs	—	0.20	—	0.20
Related tax impact	—	(0.02)	—	(0.02)
Integration costs	0.10	0.01	0.10	0.01
Related tax impact	(0.02)	—	(0.02)	—
Separation costs	—	0.19	—	0.01
Related tax impact	—	(0.02)	—	—
Nonrecurring purchase accounting impacts	—	0.10	—	0.10
Related tax impact	—	(0.03)	—	(0.03)
Mark-to-market loss (gain) for pension and postretirement plans/settlement losses	(0.35)	0.68	(0.35)	0.53
Related tax impact	0.10	(0.20)	0.10	(0.17)
Restructuring and impairment costs	0.15	0.39	0.15	0.27
Related tax impact	(0.01)	(0.07)	(0.01)	(0.07)
Unfavorable arbitration award	0.05	—	0.05	—
Discrete tax items	(0.08)	1.50	(0.08)	0.10

Adjusted earnings per share for JCI plc*	$0.87	$1.14	$0.87	$0.79

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Twelve Months Ended		Twelve Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Earnings (loss) per share as reported for JCI plc	$1.71	$(1.29)	$1.75	$1.09

Adjusting items:
Transaction costs	0.12	0.29	0.12	0.29
Related tax impact	(0.01)	(0.03)	(0.01)	(0.03)
Integration costs	0.34	0.03	0.34	0.03
Related tax impact	(0.06)	—	(0.06)	—
Separation costs	0.09	0.70	—	0.08
Related tax impact	—	(0.06)	—	—
Nonrecurring purchase accounting impacts	0.14	0.11	0.14	0.11
Related tax impact	(0.04)	(0.03)	(0.04)	(0.03)
Mark-to-market loss (gain) for pension and postretirement plans/settlement losses	(0.44)	0.75	(0.44)	0.58
Related tax impact	0.13	(0.22)	0.13	(0.18)
Restructuring and impairment costs	0.39	0.91	0.39	0.41
Related tax impact	(0.07)	(0.14)	(0.07)	(0.11)
Unfavorable arbitration award	0.05	—	0.05	—
Discrete tax items	0.32	2.93	0.30	0.11

Adjusted earnings per share for JCI plc *	$2.67	$3.94	$2.60	$2.35

* May not sum due to rounding.

The following table reconciles the denominators used to calculate basic and diluted earnings per share for JCI plc (in millions; unaudited):

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Weighted Average Shares Outstanding for JCI plc
Basic weighted average shares outstanding	929.4	728.3	935.3	667.4
Effect of dilutive securities:
Stock options, unvested restricted stock
and unvested performance share awards	8.6	—	9.3	5.2
Diluted weighted average shares outstanding	938.0	728.3	944.6	672.6

For the three months ended September 30, 2016, the total number of potential dilutive shares due to stock options, unvested restricted stock and unvested performance share awards was 6.9 million. However, these items were not included in the computation of diluted loss per share for the three months ended September 30, 2016, since to do so would decrease the loss per share. On an adjusted diluted outstanding share basis, inclusion of the effect of dilutive securities results in diluted weighted average shares outstanding of 735.2 million for the three months ended September 30, 2016.

The Company has presented forward-looking statements regarding adjusted EPS from continuing operations, adjusted EBIT margin, organic adjusted net sales growth and adjusted free cash flow conversion (defined as adjusted free cash flow divided by adjusted net income from continuing operations attributable to JCI) for the full fiscal year of 2018, which are non-GAAP financial measures. These non–GAAP financial measures are derived by excluding certain amounts, expenses, income or cash flows from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period, including but not limited to the high variability of the net mark-to-market adjustments related to pension and post-retirement plans and the effect of foreign currency exchange fluctuations. Our fiscal 2018 outlook for organic adjusted net sales growth also excludes the effect of acquisitions and divestitures, and for our Power Solutions business, the impacts of lead price fluctuations. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. The unavailable information could have a significant impact on the Company’s full year 2018 GAAP financial results.

November 9, 2017

6. Mark-to-Market of Pension and Postretirement Plans

The pension and postretirement mark-to-market gain or loss for each period is excluded from adjusted diluted earnings per share. The three and twelve months ended September 30, 2017 include a mark-to-market gain for pension and postretirement plans of $330 million and $420 million, respectively. The three and twelve months ended September 30, 2016 include a mark-to-market loss for pension and postretirement plans of $393 million.

7. Acquisitions and Divestitures

On March 16, 2017, the Company announced that it signed a definitive agreement to sell its Scott Safety business to 3M for approximately $2.0 billion. The transaction closed on October 4, 2017. Net cash proceeds from the transaction approximated $1.9 billion. Scott Safety is a leader in the design, manufacture and sale of high performance respiratory protection, gas and flame detection, thermal imaging and other critical products for fire services, law enforcement, industrial, oil and gas, chemical, armed forces, and homeland defense end markets. The Scott Safety business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statement of financial position as of September 30, 2017.

On October 31, 2016, the Company completed the spin-off of its Automotive Experience business by way of the transfer of the Automotive Experience business from JCI plc to Adient plc and the issuance of ordinary shares of Adient plc directly to holders of JCI plc ordinary shares on a pro rata basis. Following the separation, Adient plc is now an independent public company trading on the New York Stock Exchange (NYSE) under the symbol "ADNT." The Company did not retain any equity interest in Adient plc. Beginning in the first quarter of fiscal 2017, Adient’s historical financial results are reflected in the Company’s consolidated financial statements as a discontinued operation.

On September 2, 2016, JCI Inc. and Tyco completed their combination which was announced on January 25, 2016. The merger is accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, "Business Combinations." JCI Inc. is the accounting acquirer for financial reporting purposes. Accordingly, the historical consolidated financial statements of JCI Inc. for periods prior to this transaction are considered to be the historical financial statements of the Company. The total fair value of the consideration transferred was $19.7 billion. As part of the transaction in the fiscal 2016 fourth quarter, the Company recorded $16.4 billion of goodwill and $6.2 billion of intangible assets, of which $3.9 billion are subject to amortization.

On October 1, 2015, the Company formed a joint venture with Hitachi to expand its legacy Building Efficiency product offerings. The Company acquired a 60 percent ownership stake in the new entity for approximately $133 million ($563 million purchase price less cash acquired of $430 million).

8. Income Taxes

The Company's effective tax rate from continuing operations before consideration of the transaction/integration/separation costs, nonrecurring purchase accounting impacts related to the Tyco merger, mark-to-market gains or losses for pension and postretirement plans, restructuring and impairment costs, an unfavorable arbitration award and discrete tax items for the three months ending September 30, 2017 and 2016 is approximately 15 percent and 17 percent, respectively.

9. Restructuring

The three and twelve months ended September 30, 2017 include restructuring and impairment costs of $141 million and $367 million, respectively, related primarily to workforce reductions, plant closures and asset impairments in the Building Technologies & Solutions and Power Solutions businesses, and at Corporate.  The three and twelve months ended September 30, 2016 restructuring and impairment costs of $201 million and $288 million, respectively, related primarily to workforce reductions, plant closures and asset impairments in the Building Technologies & Solutions and Power Solutions businesses, and at Corporate.